Exhibit 99.1

Marathon Digital Holdings Announces Completion of Privately Negotiated Convertible Note Exchanges

- $417 Million of Convertible Notes Exchanged at Approximately 21% Discount
- Approximately $101 Million in Cash Savings before Transaction Costs
- Transactions Accretive to Existing Stockholders by Approx. $0.55 Per Share

Fort Lauderdale, FL – September 20, 2023 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), a leader in supporting and securing the Bitcoin ecosystem, has completed the pricing period of the previously announced, privately negotiated exchange agreements with certain holders of its 1.00% Convertible Senior Notes due 2026 (the “Notes”). On average, the transactions represent an approximately 21% discount to the par value and result in approximately $101 million in cash savings before transaction costs for the Company.

In total, Marathon exchanged $417 million aggregate principal amount of the Notes held by such holders (the “Exchanges”) for an aggregate 31.7 million newly issued shares of Marathon common stock. As a result, the Company has reduced its long-term convertible debt by approximately 56% and realized approximately $101 million in cash savings before transaction costs. Following the Exchanges, $331 million aggregate principal amount of the Notes will remain outstanding.

“By exchanging $417 million of our Notes at a 21% discount, we have reduced our long-term convertible debt by 56% and captured a total of approximately $101 million, or $0.55 per share, in cash savings for our shareholders,” said Salman Khan, Marathon’s chief financial officer. “For the first time in two years, Marathon’s combined cash and bitcoin holdings now exceed its convertible debt. By generating savings that exceed the value issued in equity, improving our liquidity, and deleveraging the balance sheet, we believe we have significantly strengthened Marathon’s financial profile.”

Figure 1: Marathon Convertible Note Exchange — Accretion Analysis

Fred Thiel, Marathon’s chairman and chief executive officer, added, “We are always looking for the opportunities to increase our resilience and create shareholder value. By opportunistically retiring the majority of our convertible debt, we have strengthened Marathon’s balance sheet in an accretive transaction. We have always maintained a positive outlook on both Marathon’s and Bitcoin’s future, as we now hold over 13,000 bitcoin on our balance sheet and our operations produced approximately 34.3 bitcoin per day in August 2023. With a reduced debt load, we believe Marathon is even better positioned to capitalize on any near-term turbulence in the Bitcoin mining sector including next year’s halving.”

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FREQUENTLY ASKED QUESTIONS

Why pay off some of the debt early?

Bitcoin’s price can change quickly. Market downturns like the one experienced in 2022 can negatively impact companies with material debt obligations and limit future financing options. While the Company’s debt is not due until 2026, Marathon had an opportunity to strengthen its balance sheet and retire a portion of its debt early in a manner deemed accretive for shareholders.

Marathon considered multiple alternatives, including refinancing the Notes. Although refinancing would have extended the repayment terms, the Company would not have been able to reduce its debt load and would have burdened its cash flows with additional interest payments due to higher rates. The Company opted to act opportunistically and retired a portion of its debt prior to maturity.

Why does reducing leverage matter?

Reducing debt improves Marathon’s balance sheet. It makes the Company more resilient to market downturns, changes in Bitcoin’s price, and halving events. It also increases the Company’s financial optionality and improves Marathon’s position as a reliable and attractive partner. While Marathon maintains a positive outlook on the long-term performance of Bitcoin, the Company believes it is crucial to increase resilience and reduce its risk profile prior to the next Bitcoin halving event.

How does this transaction impact Marathon’s financial condition?

With this transaction, Marathon has reduced its debt by approximately 56% from $748 million to $331 million. By exchanging $417 million in Notes for $329 million of equity (c. 31.7 million newly issued shares), the Company captured an $88 million discount and removed approximately $13 million in future interest payments on the retired notes. In total, this transaction resulted in approximately $101 million, or $0.55 per share, in savings. For the first time in two years, Marathon’s combined cash and bitcoin holdings now exceed its debt outstanding.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of Marathon’s production of bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of September 2023. See “Forward-Looking Statements” below.

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Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com

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